Exhibit (c)(6)

REQUESTED BY HONG KONG SECURITIES AND FUTURES COMMISSION
THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THE PRESENTATION WAS EXTRACTED FROM PUBLICLY AVAILABLE INFORMATION AND WAS NOT INTENDED TO BE USED IN THE COMPOSITE DOCUMENT IN RELATION TO THE H SHARE OFFER AND WAS THEREFORE NOT PREPARED WITH A VIEW TO ENSURING COMPLIANCE WITH RULE 10 OF THE TAKEOVERS CODE.

Confidential
Project Chunhui
DATA BOOK
October 25, 2005

PROJECT CHUNHUI / OCTOBER 2005
Table of Contents

1 PEER GROUP COMPARABLES AND RESEARCH VIEWS

2 MARKET DATA REVIEW

PROJECT CHUNHUI / OCTOBER 2005
1	PEER GROUP COMPARABLES AND RESEARCH VIEWS

PROJECT CHUNHUI / OCTOBER 2005
Traded Refining and Petrochemical Companies
Information of Traded Petrochemical Companies (as of Oct 21, 2005)

		Market					Firm
Valuation Multiples	Share	Cap(a)	Price / EPS				Value(b)	Firm Value / EBITDA
(Dollar in Millions, Except Stock Price)	Price	(in US$MM)	2005E		2006E		(in US$MM)	2005E		2006E

Y (A Share)	RMB 4.72	$1,817	74.9	x	22.1	x	$2,309	12.4	x	9.7	x

Chinese Cos — A shares
Sinopec Shanghai Petrochemical Co Ltd	RMB 3.36	2,782	7.3	x	7.9	x	3,518	4.6	x	5.3	x
China Petroleum and Chemical (Sinopec)	3.94	41,091	8.9		8.2		63,848	5.1		4.7

		Mean	8.1	x	8.0	x		4.9	x	5.0	x

Y (H Share)	HK$2.43	$1,817	40.1	x	11.8	x	$2,330	12.5	x	9.8	x

Chinese Cos — H shares
Sinopec Shanghai Petrochemical Co Ltd	HK$2.53	2,782	5.7	x	6.2	x	3,550	4.7	x	5.3	x
Sinopec Zhenhai Refining & Chemical Co	8.70	2,847	9.4		7.7		2,674	4.5		4.0
PetroChina	5.70	131,556	6.8		6.8		139,784	4.1		3.9
China Petroleum and Chemical (Sinopec)	3.25	41,091	7.1		6.5		64,822	4.8		4.4

		Mean	7.3	x	6.8	x		4.5	x	4.4	x
		Median	6.9		6.6			4.6		4.2

Other Asian Cos
Formosa Chemicals & Fibre Corp	TW$50.50	$8,053	6.6	x	7.8	x	$9,653	9.5	x	9.8	x
Formosa Petrochemicals Corp	TW$61.60	16,410	8.7		9.1		20,905	9.2		9.0
National Petrochemical PCL	THB 126.00	955	9.3		9.1		998	6.3		6.3
PTT Public Co Ltd	THB 222.00	15,183	8.1		7.6		19,779	7.2		6.6
S Oil Corporation	KRW 78,900	8,414	7.6		8.0		9,544	8.0		8.9
Showa Shell Sekiyu KK	JPY 1,327.00	4,327	10.0		NA		5,160	6.0		7.1
Singapore Petroleum Company	SGD 5.10	1,508	6.8		6.5		1,828	7.8		5.7
TonenGeneral Sekiyu KK	JPY 1,202.00	6,163	26.4		NA		6,760	10.2		10.2

		Mean	10.4	x	8.0	x		8.0	x	8.0	x
		Median	8.4		7.9			7.9		8.0

Source: Estimates based on IBES. No updated EBITDA forcast for Y since issuing profit warning.

(a)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(b)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(c)	Share price updated as of October 21, 2005.
„ We have used Bloomberg estimates for 2005E and 2006E EPS and EBITDA

PROJECT CHUNHUI / OCTOBER 2005
Impact of Share Price on Trading Multiples
▶	The table below illustrates the impact of Y’s H-share price on the implied trading multiples

Implied Trading Multiples for Y at a Variety of H-Share Prices

		Market			Firm
Valuation Multiples	Share	Cap	Price / EPS		Value	Firm Value / EBITDA
(Dollar in Millions, Except Stock Price)	Price	(in US$MM)	2005E	2006E	(in US$MM)	2005E	2006E

Y (H Share)	2.43 (c)	1,817 (a)	40.1x	11.8x	2,330 (b)	12.5x	9.8x

Implied Multiples	HK$1.50	$1,124	24.8x	7.3x	$1,637	8.8x	6.9x
	HK$1.75	$1,311	29.0x	8.5x	$1,824	9.8x	7.7x
	HK$2.00	$1,498	33.1x	9.7x	$2,012	10.8x	8.5x
	HK$2.25	$1,686	37.2x	11.0x	$2,199	11.8x	9.2x
	HK$2.50	$1,873	41.4x	12.2x	$2,386	12.8x	10.0x
	HK$2.75	$2,060	45.5x	13.4x	$2,573	13.9x	10.8x
	HK$3.00	$2,247	49.7x	14.6x	$2,761	14.9x	11.6x

Source: Estimates based on IBES. No updated EBITDA forcast for Y since issuing profit warning.
(a)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(b)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(c)	Share price updated as of October 21, 2005.
The implied valuation multiples for HK$1.50 / share to HK$3.00 / share range from 25x to 50x (P/E 2005E), 7.3x to 14.6x (P/E 2006E) and 9x — 15x (FV / EBITDA 2005E).
The 7.3x P/E 2006E (HK$1.5/share) is inline with the peer group multiples.

PROJECT CHUNHUI / OCTOBER 2005
Research Views on Company Y
Research Summary (Last 6 months)

Research Firm	Rating	Target Price	Report Date
Deutsche Bank	Sell	HK$1.50	July 11, 2005
JP Morgan	Not Covered	N. A.	July 13, 2005
DBS Vickers Securities	Not Rated	N. A.	August 15, 2005
Auerbach Grayson	Sell	N. A.	August 15, 2005
Research Commentary
▶	“We have cut FY05F earnings by 52% to factor in the 2Q05 weakness in olefin and refining margins and Deutsche Bank’s upward revision in Brent oil estimate to US$56.5/bbl for 2H05F. We regard privatisation by the parent, the prospect of which has been discussed at length in local media, as possible, but a technical difficulty may prevent it from happening soon, in our opinion... Given the high level of connected transactions between Y and X, we believe there are grounds for privatisation. However, the pricing difference (35%) between A and H shares presents a technical difficulty.” (Deutsche Bank, Jul 11)

▶	“Y has been suffering due to weak refining margins since 4Q04. The sharp drop in its 1Q05 earnings was mainly driven by poor performance in the refining business... The company cannot distribute dividend unless it offsets the accumulated loss of Rmb700 million.”
(JP Morgan, Jul 13)

▶	“We expect the company’s profit level in 2H05 will depend on the improvement of the oil refining business. Based on the current situation, we won’t give an optimistic valuation. We believe the company’s oil refining business was still either in a loss or at the break-even point in July and August...” (Auerbach Grayson, Aug 15)

▶	"Dimmer outlook in 2H. We are more cautious about Y’s earnings outlook in the second half in view of the rising crude price in market. Unless China removes the price regulation of petroleum products in the short-term, we expect Y’s refineries to face higher losses in 2H, as the market crude price has advanced 12% since the end of 1H2005...” (DBS Vickers, Aug 15)
There is limited research coverage on Company Y.
Most research analysts have revised down their forecasts for Y on the back of worse than expected 1H05 results and concerns over the PRC’s below market refining margins.

PROJECT CHUNHUI / OCTOBER 2005
2 MARKET DATA REVIEW

PROJECT CHUNHUI / OCTOBER 2005
Overview of Y’s H-Share Price Performance
▶	The chart below illustrates the share price performance of Y’s H-Share over the last 2 years
▶	During the last 2 years, Y’s H-shares average turnover rate has been 57 days i.e. cumulative shareholder volume equal to outstanding H-shares every 57 days
▶	This analysis includes ADR shares
H-Share (HK$ /share)
Trading Volume (Mn Shares) Volume (Millions of shares) Price (HK$/Share) 6 Month Average
Y’s average 6 month share price is HK$1.97 / share as illustrated on the share price chart.
Y’s H-share price is currently trading at a 23% premium to its 6 month average.

PROJECT CHUNHUI / OCTOBER 2005
H-Share Turnover Information
Trading Volume vs. Price (Last 36 Days)
Trading Volume (Mn Shares)
Volume (Millions of shares) Price (HK$/Share) 6 Month Average
Cumulative Volume vs. Price
Cumulative Volume (%)
Price (HKD)

			Turnover Information
Price	Last 10 Days		Last 20 Days		Last 30 Days		Last 36 Days
	Trading		Trading		Trading		Trading
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	% of Total
	(MM)	H- Shares	(MM)	H- Shares	(MM)	H- Shares	(MM)	H- Shares

< 2.15	—	—	—	—	—	—	—	—
2.15 - 2.19	8.3	0.9%	8.3	0.9%	8.3	0.9%	8.3	0.9%
2.20 - 2.24	14.6	1.5%	14.6	1.5%	20.7	2.1%	20.7	2.1%
2.25 - 2.29	29.9	3.1%	31.7	3.3%	74.1	7.7%	74.1	7.7%
2.30 - 2.34	13.3	1.4%	27.5	2.8%	40.6	4.2%	40.6	4.2%
2.35 - 2.39	30.4	3.2%	46.0	4.8%	78.2	8.1%	78.2	8.1%
2.40 - 2.44	61.8	6.4%	68.0	7.0%	149.4	15.5%	161.9	16.8%
2.45 - 2.49	5.4	0.6%	5.4	0.6%	77.1	8.0%	85.7	8.9%
2.50 - 2.54	—	—	—	—	92.0	9.5%	186.5	19.3%
2.55 - 2.59	—	—	—	—	25.6	2.7%	44.0	4.6%
2.60 - 2.64	—	—	—	—	68.7	7.1%	81.7	8.5%
2.65 - 2.69	—	—	—	—	140.7	14.6%	176.2	18.3%
2.70 - 2.75	—	—	—	—	—	—	6.8	0.7%
> 2.75	—	—	—	—	—	—	—	—
Note: The days shown above are active trading days. Shares equivalent to the total number of H shares were traded in the last 36 days. Information as of October 21, 2005.
67.67% of Y’s H shares have traded below HK$2.55 in the last 36 days.
Close to 100% of Y’s H shares have traded at or below HK$2.70 in the last 36 days.
We have used HK$2.70/share as an example price only to show some trading analyses.
During the last 36 days, 51.4% of Y’s H shares have changed hands at a price of HK$2.5/ share or above.

PROJECT CHUNHUI / OCTOBER 2005
H-Share Turnover Analysis
▶	In the 8 day period between March 8th and 17th 329 million shares traded hands at a value of greater than
HK$2.70/share which represents 34% of the outstanding shares. One day after this time period, 30% of shares were traded on a single day at a price below HK$2.70/share
H-Share (HK$ /share)
100% 83% share share turnover for share turnover price over 306% share in 36 HK$2.7/share turnover in days last 7 months
Trading Volume (Mn Shares)
Oct-03 Jan-04 Apr-04 Jul-04 Oct-04 Jan-05 Apr-05 Jul-05 Oct-05 Volume (Millions of shares) Price (HK$ /Share) 6 Month Average HK$2.7/share
In the last 2 years, Y’s H-share price has traded over HK$2.70/share for 33 days and during these days 82% of the shares were turned-over.

PROJECT CHUNHUI / OCTOBER 2005
Comparison of A-Share and H-Share Trading Patterns
▶	Based on HKSE guidance, the A-Share offer price should be at a similar premium to the H-Share Offer price

▶	Equivalent to 100% of H-Shares have traded at or below HK$2.70 per H share
•	This price level represents the top-end of the trading spectrum and close to 100% of H share volumes traded below this level during the last trading cycle of 36 days and is at a 36.5% premium to the average 6 month price
▶	Applying similar 36.5% premium to average six month price of A shares, gives an A share of RMB 5.01 per share
•	At this price level, 99% of A share volumes traded below this value during the last trading cycle of 53 days
▶	The chart below illustrates the share price performance of Y’s A-Share over the last 2 years
A-Share (RMB/share)
Trading Volume (Mn Shares)
Volume (Millions of shares) Price (RMB/Share) 6 Month Average
Y’s average 6 month share price is RMB3.66 / share as illustrated on the share price chart.
Y’s A-share price is currently trading at a 23% premium to its 6 month average.

A-Share Turnover Information
Trading Volume vs. Price (Last 53 Days)
Trading Volume (mm shares)
Price (RMB)
Cumulative Volume vs. Price
Cumulative Volume (%)
Price (RMB)
Turnover Information

Price	Last 15 Days		Last 30 Days		Last 45 Days		Last 53 Days
	Trading		Trading		Trading		Trading
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	% of Total
	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares

< 3.90	—	0.0%	—	0.0%	—	0.0%	0.0	0.0%
3.90 - 4.04	0.3	0.2%	0.3	0.2%	0.4	0.2%	13.1	6.5%
4.05 - 4.19	2.4	1.2%	2.5	1.2%	7.0	3.5%	20.5	10.2%
4.20 - 4.34	5.9	3.0%	9.8	4.9%	32.8	16.4%	32.9	16.5%
4.35 - 4.49	5.4	2.7%	14.2	7.1%	29.7	14.8%	29.7	14.8%
4.50 - 4.64	18.2	9.1%	29.1	14.6%	45.2	22.6%	45.2	22.6%
4.65 - 4.79	8.7	4.3%	12.9	6.5%	29.0	14.5%	29.0	14.5%
4.80 - 4.94	0.2	0.1%	3.5	1.7%	22.3	11.1%	22.3	11.1%
4.95 - 5.10	—	0.0%	1.2	0.6%	7.4	3.7%	7.4	3.7%
> 5.10	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Note: The days shown above are active trading days. Shares equivalent to the total number of A shares were traded in the last 53 days. Information as of October 21, 2005.
Close to 50% of Y’s A shares have traded below RMB4.50 in the last 53 days.
Over 80% of Y’s A shares have traded at or below RMB4.80 in the last 53 days.
During the last 53 days, 51.9% of Y’s A shares have changed hands at a price of RMB4.50 / share or above.

A-Share Turnover Analysis
▶	During 2005, Y’s A-shares have turned-over 4.8x and in the last 6 months, when Y’s share price has been below RMB 5.01 / share, the shares have turned-over 3.1x
100% share turnover in 53 days 157% share turnover for price over 310% share turnover RMB5/share in last 6 months
Volume (Millions of shares) Price (RMB/Share)
6 Month Average RMB 5.01/share
During 2005, Y’s A-shares have turned-over 4.8x, with the majority of this trading volume focused on the last 6 months.

PROJECT CHUNHUI / OCTOBER 2005

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